EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of the Company and its consolidated subsidiaries, except HyperFeed Technologies, Inc. (“HyperFeed”), as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference in this registration statement from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of pro forma disclosure of stock-based compensation and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) incorporated herein by reference. The financial statements of HyperFeed (consolidated with those of the Company) as of December 31, 2003, and for the year then ended, not presented separately herein have been audited by KPMG LLP as stated in their report incorporated by reference herein. Such financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent registered public accounting firms.

/s/ Deloitte & Touche LLP

San Diego, California
May 26, 2005

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